Murdock Group Holding Company Announces Restructuring

September 12, 2000 11:02 AM Eastern Time


SALT LAKE CITY, Sept. 12 /PRNewswire/ -- The Murdock Group Holding Company TMGS , announced today that the Company is continuing to restructure its operations and diversifying its holdings and corporate focus. This will allow the company to reduce debt and to add additional acquisitions and operating divisions. Presently, Murdock Group holdings include Career Development, Real Estate Division and an Internet subsidiary. The restructuring includes negotiating with creditors and refinancing existing debt on its real estate holdings to improve cash flow and increase profitability.
Career Development Division

The Murdock Group (http://www.murdock.com) is a career development and outplacement training company specializing in career satisfaction. With nearly 20 years of experience, a variety of services that meet a broad array of needs are offered.

Internet Subsidiary

CareerWebSource (http://www.careerwebsource.com) provides employment resources to a growing number of online markets including recruiters, corporate HR departments, universities, civic centers and association. Leveraging the vast resources available on the Internet, CareerWebSource has compiled and cataloged a database of over 120,000 different career resources. These resources, combined with original articles, surveys and expert advice, are customized for each career center to bring relevant local career information to each site.

Real Estate Division

During the past six months the company's real estate development division acquired 2 real estate holding companies, doubling Murdock's Real Estate Division holdings and positioning the company to take advantage of the current populations and development growth between the Salt Lake City and Provo/Orem metropolitan areas. This gives the company a total of 15 parcels of land presently assessed at approximately $25 million. The company anticipates that as part of the restructuring it will dispose of certain properties that do not match its new focus and will seek to refinance other obligations to reduce the debt load of the company.

"We have been looking at several profitable acquisition candidates for some time and feel that is the most effective way to help leverage our expertise and increase shareholder value. We anticipate several important developments just ahead," stated CEO KC Holmes.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While these statements are made to convey the company's progress, business opportunities, and growth prospects, readers are cautioned that such forward looking statements represent management's opinion. Actual company results may differ materially from those described. The company's operations and business prospects are always subject to risk and uncertainties. A more extensive listing of risks and factors that may affect the business prospects of the Company and cause actual results to differ materially from those described in the forward-looking statements can be found in the Company's reports and other documents filed with the Securities and Exchange Commission.

FOR MORE INFORMATION CONTACT:

INVESTOR RELATIONS THE MURDOCK GROUP Ron de Jong KC Holmes, CEO de Jong & Associates (801) 268-3232 345 S. Coast Hwy 101 e-mail: kc@murdock.com Encinitas, CA 92024 http://www.murdock.com (877) 943-9065 Toll Free (760) 943-9065 (760) 943-7164 (fax) e-mail: tmgs@dejong.org http://www.dejong.org
SOURCE The Murdock Group